Exhibit 99.1

Heron Therapeutics Appoints Kimberly Manhard to Board of Directors

SAN DIEGO, Calif. -- (PR NEWSWIRE) – October 1, 2019 -- Heron Therapeutics, Inc. (Nasdaq: HRTX), a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs, today announced the appointment of Kimberly Manhard to Heron’s Board of Directors.

“I am pleased to welcome Kimberly to the Heron Board,” said Barry Quart, Pharm.D., President and Chief Executive Officer of Heron. “Kimberly has been a key member of our management team over the last 4 years and has been instrumental in driving the drug development and regulatory strategies for our pain and CINV franchises. We look forward to Kimberly’s contributions to our Board.”

Ms. Manhard has served as Executive Vice President, Drug Development of Heron since 2016. Ms. Manhard has more than 25 years of experience in drug development, regulatory affairs and pharmaceutical operations. From 2014 to 2016, Ms. Manhard served as a director of Heron. From 2006 to 2016, she held various positions at Ardea Biosciences, Inc., a wholly owned subsidiary of AstraZeneca PLC, most recently serving as Senior Vice President of Regulatory Affairs and Development Operations. In her role at Ardea, Ms. Manhard was instrumental in the development and 2015 regulatory approval of Zurampic® (lesinurad) for the treatment of hyperuricemia associated with gout. Previously, Ms. Manhard was President of her own consultancy firm, and, in 2002, she served as Vice President of Regulatory Affairs at Exelixis, Inc. Prior to Exelixis, Ms. Manhard held various positions at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, supporting development and commercialization of anticancer and antiviral products, including Viracept® (nelfinavir). She also held various positions at Bristol-Myers Squibb Company in regulatory affairs, where she was responsible for oncology compounds, including Taxol® (paclitaxel), and infectious disease compounds, including Videx® (didanosine) and Zerit® (stavudine). Ms. Manhard is a member of the Board of Trustees for the Fleet Science Center. She received a B.S. degree in zoology and a B.A. degree in French from the University of Florida.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class treatments to address some of the most important unmet patient needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from pain or cancer. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management's expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Forward looking

Exhibit 99.1

statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

David Szekeres
Senior VP, General Counsel, Business Development and Corporate Secretary
Heron Therapeutics, Inc.
dszekeres@herontx.com
858-251-4447

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